Exhibit 5.1

Holme Roberts & Owen LLP
1700 Lincoln Street
Suite 4100
Denver, CO 80203



August 10, 1999

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Qwest Communications International Inc.
1000 Qwest Tower
555 Seventeenth Street
Denver, Colorado 80202

Ladies and Gentlemen:

         Reference is made to the registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Commission") on August 10, 1999 (the "Registration Statement") by Qwest Communications International Inc., a Delaware corporation (the "Company"), for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), 4,734,038 shares of its Common Stock, $.01 par value (the "Common Stock").

         As special counsel for the Company, we have examined such documents and reviewed such questions of law as we have considered necessary or appropriate for the purpose of this opinion. Based on the foregoing, we are of the opinion that the shares of Common Stock, when sold and delivered by the Company pursuant to the Qwest Communications 401(k) Savings Plan and the Qwest Communications International Inc. Employee Stock Purchase Plan, as described in the Registration Statement, will be legally issued, fully paid and non-assessable.

         We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under
Section 7 of the Act or under the rule and regulations of the Commission.

         We do not express an opinion on any matters other than those expressly set forth in this letter.

Very truly yours,

HOLME ROBERTS & OWEN LLP


By:  /s/ THOMAS A. RICHARDSON, ESQ.
     ------------------------------
         Thomas A. Richardson, Esq.

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